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                                                                    EXHIBIT 99.1


     Immediate
     Patrick T. Farrell
     (314) 877-7095

             RALCORP COMPLETES BRANDED CEREAL AND SNACK TRANSACTION

St. Louis, Mo., January 31, 1997 . . . In a special meeting this morning, Ralcorp Holdings announced that its shareholders had approved the merger of the Company's branded cereal and snack businesses with General Mills, Inc., and the spin-off to shareholders of the remaining Ralcorp businesses. This completes the $570 million transaction with General Mills that was first announced in August 1996.

The sale uses a tax-free reorganization structure that includes the merger of Ralcorp's branded cereal and snack lines with a subsidiary of General Mills and the spin-off of Ralcorp's remaining private label cereal, baby food and private label cracker and cookie businesses to Ralcorp shareholders. To reach the $570 million value, General Mills assumes $215 million in Ralcorp debt and funds the remaining $355 million through the distribution of General Mills stock to Ralcorp shareholders of record at the close of trading today.

As a result, each Ralcorp shareholder will receive one share of stock in the newly formed Ralcorp for every share of Ralcorp currently held and approximately one share of General Mills stock for every six shares of Ralcorp currently held.

To determine the value paid for General Mills stock, the two companies agreed to use a volume weighted average of the prices paid per share of General Mills stock for all shares traded on the New York Stock Exchange on the dates January 16 through January 29. The resulting valuation is $66.09 per share of General Mills stock. Based on an assigned Ralcorp debt level of $215 million and an estimated 33.0 million Ralcorp shares outstanding, each share of Ralcorp stock generates $10.75 in value toward the purchase of General Mills stock, or the approximate six-for-one ratio. The number of shares


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outstanding is subject to minor adjustments to reflect the vesting of certain stock awards and could result in a slight fluctuation in the exchange ratio.
On or about February 5, General Mills will mail letters to Ralcorp shareholders setting forth the final exchange ratio and instructions on how to exchange Ralcorp shares for General Mills shares.

Ralcorp expects to mail the stock certificates of the newly formed Ralcorp Holdings on or about February 13, 1997. Also, Ralcorp will redeem its Shareholder Rights Plan on January 31, by distributing $.05 per share of Ralcorp stock to each shareholder.

After today, the remaining Ralcorp businesses will operate under the name Ralcorp Holdings, Inc., and will continue to trade on the New York Stock Exchange using the RAH symbol. From February 3 through February 13, Ralcorp stock will trade on a "When Issued" basis. On February 14, normal trading in Ralcorp stock should be established.


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